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                                                                    Exhibit 20.1

FRIDAY NOVEMBER 24, 10:48 AM EASTERN TIME

PRESS RELEASE

INTERNET CAPITAL GROUP ADOPTS SHAREHOLDER RIGHTS PLAN

WAYNE, Pa.--(BUSINESS WIRE)--Nov. 24, 2000--Internet Capital Group (NASDAQ:ICGE
- news), a leading business-to-business (B2B) e-commerce company, announced today that its Board of Directors has adopted a Shareholder Rights Plan.

Under the Shareholder Rights Plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock outstanding as of the close of business on December 6, 2000. Each Right entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $100 per Right.

Initially the rights will be attached to the Company's Common Stock and will not be exercisable.

The rights become exercisable and will separate from the Common Stock (i) ten calendar days after a person or group acquires, or announces the intent to acquire, beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock, or (ii) ten business days (or a later date following such announcement if determined by the Board of Directors in accordance with the plan) after the announcement of a tender offer or an exchange offer to acquire fifteen percent (15%) or more of the outstanding Common Stock.

The Rights are redeemable for $.0001 per Right at the option of the Board of Directors at any time prior to the close of business on the tenth business day after the announcement of a stock acquisition event described above. If not redeemed, the Rights will expire on November 22, 2010.

Prior to the date upon which the rights would become exercisable under the Plan, the Company's outstanding stock certificates will represent both the shares of Common Stock and the Rights, and the Rights will trade only with the shares of Common Stock.

Generally, if the Rights become exercisable, then each shareholder, other than the acquirer, is entitled to purchase, for the exercise price, that number of shares of Common Stock that, at the time of the transaction, will have a market value of three times the exercise price of the Rights.

In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of three times the exercise price of the Rights.
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The Rights are designed to provide the Board of Directors sufficient time to evaluate proposed change-in-control transactions by encouraging potential acquirers to negotiate with the Board of Directors before attempting a tender offer for the Company.

The Rights are not intended to prevent transactions on terms that are fair to the Company's shareholders nor to deter any potential acquirer who is willing to complete a transaction on such terms.

About Internet Capital Group

Internet Capital Group (http://www.internetcapital.com) is an Internet company actively engaged in business-to-business e-commerce through a network of partner companies. It provides operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 70 business-to-business e-commerce companies. Headquartered in Wayne, Pa, Internet Capital Group has offices in San Francisco, Boston, Seattle, London, Munich, Paris, Tokyo and Hong Kong.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995
The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions of interests in additional partner companies, additional financing requirements, the effect of economic conditions in the B2B e-commerce market and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.